Exhibit 23.1

HJ & Associates

50 S. Main Street suite 1450

Salt Lake City, UT 84144

(801) 328-4408 x 206 (phone)

(801) 328-4461 (fax)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

China North East Petroleum Holding Limited (Formerly Draco Holding Corporation)

We hereby consent to the incorporation by reference in this Registration Statement of China North East Petroleum Holding Limited (Formerly Draco Holding Corporation) on Form S-8 of our report dated February 11, 2004, of China North East Petroleum Holding Limited (Formerly Draco Holding Corporation) for the year ended December 31, 2003 and to all references to our firm included in this Registration Statement.

/S  HJ & Associates, LLC

HJ & Associates, LLC

Salt Lake City, Utah

September 2, 2004